                                                                EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is made and entered into this 21st day of February, 2005, between WINDROSE MEDICAL PROPERTIES L.P., a Virginia limited partnership (the "Company"), FRED S. KLIPSCH (the "Executive") and, with respect to the awards described in Sections 4(c) and 4(e), WINDROSE MEDICAL PROPERTIES TRUST, a Maryland real estate trust (the "REIT").


                                    RECITALS

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein; and

         WHEREAS, the REIT is the sole general partner of the Company (and when acting in that capacity is referred to in this Agreement as the "General Partner"); and

         WHEREAS, the REIT is willing to make the award described in Section 4(c) and may make the additional awards described in Section 4(e) in order to assist the Company in retaining the Executive and thereby allowing the REIT to benefit from services provided by the Executive; and

         WHEREAS, the Executive is willing to enter into this Agreement in consideration of the benefits which the Executive will receive under the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. TERM. The employment of the Executive by the Company under this Agreement will commence on January 1, 2005 (the "Effective Date") and end on December 31, 2007 (the "Employment Period").

         2. POSITION AND DUTIES. The Executive shall be employed by the Company and during the Employment Period, the Executive shall perform such duties on behalf of the Company as may be assigned by the Company or the General Partner from time to time. The Executive shall also serve without additional compensation in such offices of the REIT or the subsidiaries of the Company or the REIT to which the Executive may be elected or appointed by the Company or the General Partner.

         3. EXTENT OF SERVICES.


            (a) During the Employment Period, the Executive shall fulfill the duties of his position hereunder in a manner that will faithfully and diligently further the business and interests of the Company and the REIT. The Company acknowledges that the executive is a shareholder in Klipsch Audio, Inc, and provides and performs services for Klipsch Audio, Inc that do not prevent the executive from fulfilling his duties to the Company. In addition, the Executive may (i) make any investment where he is not obligated or required to, and shall not in fact, devote significant managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company's and the REIT's conflict of interest policies and corporate governance guidelines as in effect from time to time.

            (b) Corporate Opportunities. The Executive agrees that he will not take personal advantage of any business opportunity which arises during his employment with the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the General Partner and the REIT for consideration by the Company and the REIT and the disinterested members of the Board of Trustees of the REIT decide to reject the opportunity.

         4. COMPENSATION AND RELATED MATTERS.

            (a) Annual Base Salary. During calendar year 2005 the Company shall pay to the Executive an annual base salary of $210,000 (less all applicable deductions, the "Base Salary") for all services rendered by the Executive to the Company. During calendar year 2006 the Company shall pay to the Executive a Base Salary of $350,000 for all services rendered by the Executive to the Company. During calendar year 2007 the Company shall pay to the Executive a Base Salary of $365,000 for all services rendered by the Executive to the Company. The Base Salary shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company. The Executive's Base Salary shall be reviewed annually by the General Partner and the General Partner, in its discretion, may approve a Base Salary that exceeds the amounts prescribed by the preceding sentences.

            (b) Annual Bonuses. The Executive shall be eligible for an annual bonus ("Annual Bonus") for each calendar year in the Employment Period, payable no later than March 31 of the following calendar year, based on his performance and the performance of the Company during such period as determined by the Board of Trustees of the General Partner. Such annual bonus opportunity shall be the greater of (i) 50% of the Executive's Base Salary for the calendar year or (ii) $150,000 based upon achieving defined targets or other factors determined to be in the best interests of the Company, as established annually by the Compensation Committee of the Board of Trustees of the General Partner.

            (c) This Section 4(c) evidences the grant to the Executive by the REIT of a Stock Award under the Windrose Medical Properties Trust 2002 Stock Incentive Plan (the "Plan") (and terms used in this Section 4(c) that are defined in the Plan have the same meaning assigned to them under the Plan). The Stock Award covers 30,000 common shares of the REIT. The Executive's interest in the Stock Award shall become vested and transferable with respect to 2,400 common shares on the execution of this agreement, with additional shares vesting at the rate of 800 shares on the last day of each calendar quarter, beginning with the quarter ending March 31, 2005, if the Executive remains in the continuous employ of the Company from the date of this Agreement until such vesting date (even if the vesting date occurs after the end of the Employment Period). The preceding sentence to the contrary notwithstanding, the Executive's interest in all of the common shares subject to the Stock Award shall be vested and transferable if the Executive remains in the continuous employ of the Company from the date of this

Agreement until a "Change in Control" (as defined in the Change in Control Severance Agreement between the Executive, the Company and the REIT dated August 21, 2002) or until the Executive's termination of employment by the Company without Cause, the Executive's resignation with Good Reason or the cessation of the Executive's service on account of his death or Disability (as hereinafter defined) even if such event occurs after the end of the Employment Period. Any common shares subject to the Stock Award that are not vested and transferable as of the date of the Executive's resignation without Good Reason shall become vested and transferable as determined by the Board of Trustees of the REIT in its sole discretion (and any common shares that are not or do not become vested and transferable shall be forfeited). Any common shares subject to the Stock Award that are not vested and transferable as of the date of the Executive's termination for Cause shall be forfeited. The Stock Award evidenced by this
Section 4(c) shall be governed by the terms of the Plan including, by way of example and not of limitation, the Executive's right to receive dividends and to vote the common shares subject to the Stock Award (even if the Executive's interest is not vested and transferable) and the requirement that the REIT retain custody of the certificates evidencing shares that have not become vested and transferable.

            (d) Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Employment Period in the performance of the Executive's duties under this Agreement in accordance with the Company's employee business expense reimbursement policies in effect from time to time.

            (e) Other Benefits. During the Employment Period, the Executive shall be eligible to receive such employee benefits including, without limitation, participation in any retirement and welfare plans maintained by the Company, as the Company may provide from time to time to similarly situated employees, and such other benefits as the Board of Trustees of the REIT may from time to time establish for the Company's or the REIT's executive officers. In keeping with the practice of the Company and the REIT with respect to stock based incentive compensation, the Executive shall also be entitled to the following annual grants during the Employment Period:

                 (i) Annual option grants (qualified as incentive stock options to the extent possible), as determined by the Compensation Committee of the REIT and approved by the Board of Trustees of the REIT.

                 (ii) Annual restricted share grants (vesting solely on the passage of time with continuous employment (not to exceed three years)), as determined by the Compensation Committee of the REIT and approved by the Board of Trustees of the REIT.

                 (iii) Such other share grants or incentive compensation as the Compensation Committee of the REIT and Board of Trustees of the REIT shall determine from time to time.

            (f) Vacations. The Executive shall be entitled to at least four (4) weeks' vacation in each calendar year, together with leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time, however, in no event shall the Executive be paid for unused vacation time on termination of employment.

         5. TERMINATION. Each party shall have the right to terminate the Executive's employment hereunder before the Employment Period expires to the extent, and subject to the provisions, set forth in this Section 5:

            (a) Death. The Executive's employment hereunder shall terminate upon his death.


            (b) Disability. The Company shall have the right to terminate the Executive's employment if the General Partner determines that the Executive is unable to perform his duties by reason of Disability. As used herein, "Disability" shall mean a disability as such term or a similar term is defined under a disability insurance policy maintained by the Company covering the Executive or, if there is no such policy, "Disability" shall mean the inability of the Executive, due to physical or mental illness or injury, to perform his duties hereunder for any period of 180 consecutive days and the return of the Executive to his duties for periods of 15 days or less shall not interrupt such 180 day period.

            (c) Cause. The Company shall have the right to terminate the Executive's employment at any time upon delivery of a Notice of Termination (as defined in subsection (f) below) for Cause (as defined below) to Executive, such employment to terminate upon a date specified in the Notice of Termination which shall not be earlier than thirty (30) days after delivery of such notice to the Executive if the stated reason for termination is described in clause (i), (ii) or (v) of the following sentence. For purposes of this Agreement, the term "Cause" means (i) willful, deliberate and continued failure by the Executive (other than for reason of mental or physical illness) to perform his duties as established by the General Partner or fraud or dishonesty in connection with such duties, in either case, if such conduct has a materially detrimental effect on the business operations of the Company; (ii) a material breach by the Executive of his fiduciary duties of loyalty or care to the Company or the REIT;
(iii) conviction of any crime (or upon entering a plea of guilty or nolo contendre to a charge of any crime) constituting a felony; (iv) misappropriation of the Company's funds or property; or (v) willful, flagrant, deliberate and repeat infractions of material published policies and regulations of the Company or the REIT of which the Executive has actual knowledge. If the Company desires to terminate the Executive for a reason described in clause (i), (ii) or (v) of the preceding sentence, the Executive shall have thirty (30) days after receipt of the Notice of Termination in which to cure the failure, breach or infraction described in the Notice of Termination and shall be afforded an opportunity to present his position or defense to the Board of Trustees of the Company. If the failure, breach or infraction is timely cured by the Executive or the Company's Board of Trustees determines that Cause for the Executive's termination does not exist, the Notice of Termination shall become null and void.

            (d) Without Cause. The Company may at any time terminate the Executive's employment hereunder.

            (e) Termination by the Executive.

                 (i) The Executive may terminate his employment hereunder (A) for Good Reason, or (B) without Good Reason at any time after the date hereof upon delivery of a Notice of Termination (as defined in subsection (f) below).

                 (ii) For purposes of this Agreement, "Good Reason" shall mean

                      (A) the failure by the General Partner to reelect or reappoint the Executive to the Executive's current position with the Company;

                      (B) a material diminution by the General Partner of the Executive's duties, functions and responsibilities with respect to the Company without the Executive's consent;

                      (C) the failure of the Company to permit the Executive to exercise such responsibilities as are consistent with the Executive's positions and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company;

                      (D) the Company's causing Executive to relocate his employment more than fifty (50) miles from Indianapolis, Indiana, without the consent of the Executive;

                      (E) the Company's failure to make a payment when due to the Executive;

                      (F) the Company's reduction of the Executive's (A) annual base salary, as such may be increased from time to time after the date of this Agreement; (B) bonus, such that the aggregate threshold, target, or maximum bonus projected for the Executive for a fiscal year is lower than the aggregate threshold, target, or maximum bonus, respectively, projected for the Executive for the immediately preceding fiscal year; or (C) employee welfare, fringe or pension benefits, other than reductions determined to be necessary to comply with the Employee Retirement Income Security Act of 1974, as amended, or to retain the tax-qualified or tax-favored status of the benefit under the Code, which determination shall be made by the General Partner in good faith;

                      (G) a breach of Section 11(c) of this Agreement; or

                      (H) the Company, the General Partner or the Board of Trustees of the REIT directs the Executive to engage in unlawful or unethical conduct or conduct contrary to the Company's or the REIT's good business practices.

If the Executive desires to terminate his employment for Good Reason, the Company shall have thirty (30) days after its receipt of the Executive's Notice of Termination in which to cure or remedy the grounds identified as Good Reason in the Notice of Termination. If the grounds for

Good Reason are timely cured or remedied by the Company, the Executive's Notice of Termination shall become null and void.

            (f) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(a). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            (g) Date of Termination. The "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated pursuant to subsection (b) or clause (iii) or (iv) of subsection (c) above, upon delivery of the Notice of Termination unless otherwise specified in such notice, and (iii) if the Executive's employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

         6. COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

            (a) Death. If the Executive's employment is terminated by his death, the Company shall, within ten (10) days following the Date of Termination, pay any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any other accrued and unpaid amounts due to the Executive under Section 4, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, subject to compliance with Section 6(e), upon the Executive's termination, (i) the Executive's estate shall be paid a Pro rata Portion of the Executive's Maximum Bonus (each as defined below), and (ii) all of the Executive's outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by Section 4(c) or the applicable grant agreement and related plan. For purposes of this Agreement, (i) "Maximum Bonus" means the highest aggregate Annual Bonus or incentive payment paid by the Company (or any predecessor of the Company) to the Executive for any of the three calendar years prior to the year the Date of Termination occurs and (ii) the "Pro rata Portion" of the Executive's Maximum Bonus shall be calculated by multiplying the Maximum Bonus by a fraction, the numerator of which shall be the number of calendar days elapsed in the year in which the Date of Termination occurs, up to and including the Date of Termination, and the denominator of which shall be 365.

            (b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental illness, the Executive shall continue to receive his Base Salary at the rate then in effect for such period (and without reduction for any disability insurance benefits for which the Executive paid the premium (on a pre-tax or after-tax basis) and the Executive shall not receive during such period any disability insurance benefits for which he did not pay the premium) until his employment is terminated pursuant to Section 5(b) hereof, and upon the Date of Termination, the Company shall, within ten (10) days of such termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any

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other accrued and unpaid amounts due to the Executive under Section 4. In addition, subject to compliance with Section 6(e), upon the Executive's termination, (i) the Executive shall be paid a Pro rata Portion of his Maximum Bonus and (ii) all of the Executive's outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by Section 4(c) or the applicable grant agreement and related plan.

            (c) Cause or other than Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall, within ten (10) days following the Date of Termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect at the time Notice of Termination is given and any other accrued and unpaid amounts due to the Executive under Section 4, excluding any Bonus that is not due and payable on the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement. All of the outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by Section 4(c) or the applicable grant agreement and related plan.

            (d) Termination by the Company without Cause or by the Executive for Good Reason. If the Company shall terminate the Executive's employment other than for death, Disability pursuant to Section 5(b) or Cause, or if the Executive terminates his employment for Good Reason, then the Company shall, within ten (10) days of the Date of Termination, pay the Executive any earned but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any other accrued and unpaid amounts due to the Executive under Section 4. In addition, subject to compliance with Section 6(e), upon the Executive's termination, the Executive shall be entitled to receive:

                 (i) a lump sum payment equal to the greater of (x) the product of the number of whole and fractional years remaining in the Employment Period times his Current Cash Compensation as provided herein. The term "Current Cash Compensation" is the sum of (A) the Executive's Base Salary from the Company as in effect on the Termination Date and (B) the average of the annual bonuses paid to the Executive for the prior three fiscal years of the Company preceding the year in which the Termination Date occurs.

                 (ii) a lump sum payment equal to any prorata bonus that has been earned from the Company but which remains unpaid on the Termination Date;

                 (iii) reimbursement of any expenses that the Executive incurred on behalf of the Company or the REIT prior to the Termination Date to the extent that such expenses are reimbursable under the standard reimbursement policies of this Company or the REIT; and

                 (iv) all of the outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall become immediately vested and at the executive's option, settled in cash by the payment of a Lump Sum by the Company to the Executive.


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                 (v) continued participation in employer-provided medical or health insurance or benefit plans on the same terms as offered to employees generally, until the later of (i) December 31, 2007 or (ii) the first anniversary of the Date of Termination.

                 (vi) indemnification from any liability the Executive may incur under Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended, whether such liability is related to amounts payable under this Agreement or any other agreement, plan or arrangement.

The amount payable under the first sentence of this section 6(d) and under the preceding paragraphs (i), (ii), (iii), (v) and (vi) shall be reduced to the extent that the Executive receives payments of such amounts or receives such benefits from the Company or the REIT under the Change in Control Severance Agreement between the Executive, the Company, and the REIT dated August 21, 2002.

            (e) Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive's employment for any reason (other than payments of accrued but unpaid amounts) shall be conditioned on and shall not be payable until receipt by the Company and the REIT of a written release from the Executive (or, in the event of his death, his estate) in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company, the REIT or any of their affiliates and any of their respective officers, directors, members or managers. The Executive agrees to provide the Company and the REIT with the release within 15 days of (i) the Date of Termination or (ii) the last day of the Employment Period.

         7. CONFIDENTIALITY.

            (a) Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company's, the REIT's and their affiliates' past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of loans, leases, asset management agreements and other contracts; borrower, tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, lending, leasing or sales activities of the Company, the REIT or an affiliate of the Company or the REIT, or of a third party which provided proprietary information to the Company, the REIT or an affiliate of the Company or the REIT on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company, the REIT and the Executive as proprietary and confidential (the "Proprietary Information").

            (b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

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            (c) Obligations. Both during and after the Employment Period, the
Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, both during and after the Employment Period, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or their affiliates) without a legitimate business need to know, (ii) remove the Proprietary Information from the Company's premises without a valid business purpose, or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

            (d) Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company is the property of the Company. The Executive agrees to deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the General Partner during his employment and immediately upon termination of his employment.

         8. NON-COMPETITION.

            (a) Restriction on Competition. During the Restricted Period the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private real estate investment trust, partnership, limited liability company or specialty finance company focused on financing and investing in net leased medical properties or (ii) any other business that is substantially similar to the business of the Company during the Employment Period. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded REIT, corporation or other entity. The "Restricted Period" is the period of the Executive's employment hereunder and the twenty-four (24) month period following the Date of Termination; provided, however, that for purposes of this Section 8(a) the Restricted Period shall end on December 31, 2007 if the Executive is terminated without Cause or the Executive resigns with Good Reason.

            (b) Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any Client (as defined below) of the Company to whom the Company or its affiliates had provided services at any time during the Executive's employment with the Company in any line of business that the Company conducts as of the termination of such Executive's employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of such Executive's employment to reduce its patronage to the Company. For purposes of this Agreement the term "Client" includes, but shall not be limited to, any tenant, seller or developer of properties to the Company or a client of the design or construction management services of the Company or an affiliate of the Company.

            (c) Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any person or entity or business, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company or the REIT.

            (d) Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company's legitimate protection, and do not unduly limit his ability to earn a livelihood.

            (e) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

                 (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

                 (ii) the right and remedy to require the Executive to account for and pay over to the Company, the REIT and their affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, the REIT and their affected affiliates.

            (f) If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         9. CONTINUED PERFORMANCE. Provisions of this Agreement shall survive any termination or expiration of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 7 and 8. Any obligation of the Company to make payments to or on behalf of the Executive under Section 6 is expressly conditioned upon the Executive's continued performance of the Executive's obligations under Sections 7 and 8 for the time periods stated in Sections 7 and
8. The Executive recognizes that, except to the extent, if any, provided in
Section 6, the Executive will earn no compensation from the Company after the Date of Termination or expiration of this Agreement.

         10. CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

         11. MISCELLANEOUS.

            (a) Notices. Any notice or other communication required, permitted, or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

         If to the Executive:

                  --------------------

                  --------------------

                  --------------------


         If to the Company:

                  Windrose Medical Properties L.P.
                  c/o Windrose Medical Properties Trust
                  3502 Woodview Trace
                  Suite 210
                  Indianapolis, Indiana 46268


         If to the REIT:

                  Windrose Medical Properties Trust
                  3502 Woodview Trace
                  Suite 210
                  Indianapolis, Indiana 46268
or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

            (b) Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Indiana, other than its choice of law provisions to the extent that they would require the application of the laws of a State other than the State of Indiana.

            (c) Assigns. This Agreement shall be binding upon and inure to the benefit of the Company's successors and the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive's personal services. This Agreement shall not be assignable by the Company except that the Company shall require any successor to all or substantially all of the Company's respective business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to resign from the employ of the Company and to receive the Termination Benefits and other benefits under this Agreement in the same amount and on the same terms as Executive would be entitled to hereunder if he terminated his employment for Good Reason. References in this Agreement to the "Company" include the Company as hereinbefore defined and any successor to the Company's business, assets or both which assumes and agrees to perform this Agreement by operation of law or otherwise.

            (d) Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

            (e) Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

            (f) Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.


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

            (g) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

            (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall deemed an original but all of which together will constitute one and the same instrument.

            (i) Action By General Partner. Any action or decision to be taken or made by the General Partner under this Agreement shall be pursuant to a resolution adopted by the Board of Trustees of the REIT.

            (j) Legal Fees and Expenses. The prevailing party shall be entitled to recover from the opposing party any legal fees that the prevailing party incurs in connection with the enforcement or defense of any provision of this Agreement.

            (k) D&O Insurance. The Company shall maintain directors and officers liability insurance for the benefit of the Executive, in an amount not less than the amount of coverage in effect on January 1, 2005, during his employment hereunder and shall continue to provide such coverage after his termination with respect to acts or omissions during the Executive's employment hereunder.

         IN WITNESS WHEREOF, the Executive, the Company and the REIT (with respect to the awards described in Sections 4(c) and 4(e)) have executed this Agreement on the date and year first above written.


                                      WINDROSE MEDICAL PROPERTIES L.P.
                                      BY WINDROSE MEDICAL PROPERTIES TRUST


                                      By: /s/ Frederick L. Farrar
                                          --------------------------------------
                                           Name: Frederick L. Farrar
                                           Title: President


                                      EXECUTIVE


                                      By: /s/ Fred S. Klipsch
                                          --------------------------------------



                                      WINDROSE MEDICAL PROPERTIES TRUST


                                      By: /s/ Frederick L. Farrar
                                          --------------------------------------
                                          Name: Frederick L. Farrar
                                          Title: President




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